Exhibit 99.1

Biotricity Reports Business Update, Financial Results for Q4 and Full Year FY23; Company Posts Robust Revenue Growth, Overall Higher Margins, with Lower SG&A Driving Clear Path to Positive Cash Flow

●	Company advancing toward positive cashflow likely by end of CY 2024

●	Accelerating product sales, and customer re-order revenue,

●	FY23 revenue rose 26% YOY to $9.64 million on 5% lower SG&A of $17.6 million

●	Improving gross margins currently at 57% despite reduced, loss-leader device pricing to boost recurring ‘Technology Fees,’ lower customers’ cost of entry, and capture market share

●	Recurring Technology Fee revenue - over 90% of total revenue with a 71% gross margin — rose a robust 49% YOY

●	Net loss decreased 35.4% to $19.5 million

●	Company will host its FY23 Financial Results Call Friday, June 30 at 4:30 p.m. ET

REDWOOD CITY, CA / ACCESSWIRE / June 30, 2023 / Biotricity Inc. (NASDAQ:BTCY) (“Biotricity” or the “Company”), a Technology-as-a-Service (TaaS) company operating in the remote cardiac monitor sector of consumer healthcare, today announced its financial results for its fiscal 2023 year and (unaudited) fourth quarter ended March 31, 2023.

Dr. Waqaas Al-Siddiq, Biotricity Founder & CEO, commented, “Fiscal 2023 was another year of excellent progress as we are scaling the business to plan, putting us solidly on our path to positive cash flow which we plan to reach by the end of CY24. To do so, we are generating strong revenue growth at a healthy gross margin. To gain efficiency and ensure our industry leadership, we have a dedicated team working with our proprietary AI programs companywide to improve automation and big data analytics, optimize operations and strengthen our state-of-the-art predictive cardiac diagnostics.

“This enables us to rapidly build revenue while we reduce or hold our operating expenses stable. As we continue to scale the business, we expect to raise blended gross margins into the 60% range as the bulk of our revenues are generated from Technology Fees, which had a gross margin of approximately 70%.

“Given the small size of our operations and staff relative to our footprint, we hold a robust market share with about 2,500 physicians, mostly cardiologists, integrated into our cloud-based Biosphere ecosystem.

“In the past year, we have transitioned from just one cardiac device in the market, to a platform company selling and serving four products that are integrated into our secure, cloud-based Biosphere portal. We are upselling to a repeat, loyal customer base who have used our first product to deliver better diagnostics to their patients and can now deliver better long term and holistic care through our latest products,” Dr. Al-Siddiq added.

“Our product strategy is focused on upselling and delivering complementary solutions that enhance one another as opposed to replacement products that can potentially cannibalize existing products. In this way, we are adding a vertical strategy of upselling alongside our horizontal strategy of new customer acquisition. Our newest solutions are more bought than sold to existing customers, which skips onboarding and requires less time and resources to solicit the sale. Developing solutions that complement the rest of our product line without overlapping has the added benefit of expanding our market opportunity. In the last year, our portfolio expansion has expanded our total global addressable market (TAM) geometrically from approximately $1 billion to approximately $35 billion.

“In fact, since we first launched Bioflux® four years ago we have achieved sales of $22 million to date and are continuing to grow this solution. Today, Bioflux is approximately at a $12 million runrate. Now that we’re seeing existing customer sales of our BiotresTM as a second product, those sales are ramping up far faster and we project they will reach a $2 million run rate just fifteen months from commercial launch compared to thirty months for Bioflux®.”

Q4-FY23 Financial Highlights

●	Revenue increased 27.6% to $2.74 million compared with $2.15 million in Q4 FY22

●	Blended gross margin was 56% vs. 67% a year ago, reflecting Company’s strategic reduction in device pricing to lower the customers’ cost of entry into recurring Technology Fees

●	Technology Fee margins were steady at 71%, and comprised 93% of total revenue

●	Gross profit totaled $1.5 million, up 7% from $1.4 million in the year-earlier quarter

●	Net loss decreased 19% YOY to $4.9 million, or $0.09 per share, from a net loss of $6.0 million, or $0.118 per share, in Q4-FY2

FY23 Financial Highlights

●	Revenue increased 26% to $9.64 million, as compared with $7.65 million in FY22

●	Gross profit rose 19% YOY to $5.44 million from $4.57 million

●	Blended gross margin decreased slightly to 57% from 60% in FY23, reflecting lower pricing on cardiac devices to capture market share and reduce customers’ cost of entry

●	Net loss decreased 35.4% YOY to $19.5 million, or $0.38 per share, vs. a net loss of $30.2 million, or $0.665 per share, in FY22

Operating Highlights for FY23

●	FY23 recurring (TaaS) Technology Fees rose a robust 49% YOY to $8.8 million, representing over 10 times Device Sales revenue

●	Company continues to report near-perfect 98% customer retention rate boosting recurring Technology Fee revenue

●	Increased total addressable market from $1 billion to approximately $35 billion through the launch of its full line of cardiac solutions

●	Expanded its network to over 350 centers across 31 states with over 2,500 cardiologists

●	Growing repeat second-product sales to installed customer base with lower associated cost of sales

●	Company is driven to reach positive cash flow, driving revenue higher while reducing or holding SG&A stable

“We achieved revenue growth of 26% year over year in FY23, with a healthy blended gross margin of 57% that confirms our capital efficient business model is highly scalable,” Dr. Al-Siddiq continued. “Gross margin is down slightly, due to our reduced pricing strategy of device hardware to capture market share and lower customers’ cost of entry which then accelerates our recurring Technology Fee revenue streams via our near-perfect 98% customer retention rate.

“At $8.8 million, our recurring Technology Fees totaled more than ten times our Device Sales. Technology Fees are our most reliable leading indicator of growth, and I am delighted to report they increased by a robust 49% year over year. Technology Fees have consistently delivered a gross margin of approximately 71% which weighs heavily and blends with our loss-leading device sales that are earned and recognized up front. However, as our business grows we expect the Technology Fee component to outpace and comprise an ever-growing larger percentage of our overall sales boosting our blended gross margin higher.”

Dr. Al-Siddiq concluded, “Our business is high-growth, recession resilient, and highly scalable via our superior offering driven by proprietary AI-based technology that supports our remote cardiac monitors, diagnostics, Biosphere, and our seamless front and back-office interface functionality.”

Full details of the Company’s financial results will be filed with the SEC on Form 10-K and available by visiting www.sec.gov ..

Financial Results and Business Update Conference Call

Management will host a conference call on Friday, June 30, 2023 at 4:30 p.m. ET to discuss its financial results for the fiscal 2023 fourth quarter and full year and provide a business update. Additional details are available under the Investor Relations section of the Company’s website: https://www.biotricity.com/investors/

Event: Biotricity FY 2023 Financial Results and Business Update Call

Date: Friday, June 30th

Time: 4:30 p.m. ET (1:30 p.m. PT)

Toll Free: 877-405-1216

International: +1 201-689-8336

Webcast URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=HhUoTP8T

Investors can begin accessing the webcast 15 minutes before the call, where an operator will register your name and organization. The call will be in listen-only mode.

A replay of the call will be available approximately 3 hours after the live call via the Investors section of the Biotricity website at https://www.biotricity.com/investors/.

Toll Free Replay Number: 877-660-6853

International: 201-612-7415

Replay Access ID: 13739462

Expiration: July 14, 2023, 11:59 PM ET

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic solutions for chronic conditions. The Company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives and goals of management for future operations, including plans, objectives or goals relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. There cannot be any assurance that the Company will ever become profitable. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contacts

Investor Relations

Biotricity Investor Relations

Investors@biotricity.com

SOURCE: Biotricity, Inc.